EXHIBIT II

                         STOCK PURCHASE AGREEMENT,
                               BY AND BETWEEN
                   WARBURG, PINCUS CAPITAL COMPANY, L.P.
                        AND PX HOLDING CORPORATION,
                        DATED AS OF FEBRUARY 1, 1999



                          STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT, dated as of February 1, 1999
 ("Agreement"), by and between PX Holding Corporation, a Delaware corporation ("Purchaser") and Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("Seller").

           WHEREAS, the Seller beneficially owns 1,526,040 shares of common stock, par value $.01 per share ("Company Common Stock"), of Panavision, Inc.. ("Company"); and

           WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, upon the terms and conditions hereinafter set forth herein, all of the Company Common Stock beneficially owned by the Seller.

           NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      ARTICLE 1.  PURCHASE AND SALE OF THE SHARES

      Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below in Section 1.3), the Seller shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase, acquire and accept from the Seller 1,526,040 shares of Company Common Stock ("Shares").

      Section 1.2 Purchase Price. The purchase price for the Shares is $23.34 per share of Company Common Stock, or an aggregate purchase price of $35,617,773.60 ("Purchase Price").

      Section 1.3 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement ("Closing") will take place on Monday, February 1, 1999, at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or at such other time or such other place as shall be agreed upon by the parties. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      Section 1.4 Delivery by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a stock certificate or certificates representing the Shares purchased by the Purchaser pursuant to this Agreement, accompanied by a stock power or powers duly executed in blank.

      Section 1.5 Delivery by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the Purchase Price payable by wire transfer in immediately available funds to an account specified in writing by the Seller.

      ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      Section 2.1 Ownership of Shares. The Seller is the beneficial owner, and has sole power to vote and dispose, of the Shares. On the date hereof, the Shares constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by the Seller.

      Section 2.2 Authorization; Validity of Agreement; Necessary Action. The Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Seller, and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      Section 2.3 No Violations. (a) (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by the Seller does, nor the consummation by the Seller of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will
 (x) conflict with or result in any breach of any applicable partnership agreement or other agreements or organizational documents applicable to the Seller, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Seller is a party or by which the Seller or any of its properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Seller or any of its properties or assets.

      (b) The Shares and the certificates representing such Shares are held by the Seller, or by a nominee or custodian for the benefit of the Seller, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever. Seller currently has, and on the Closing Date shall sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser shall receive at the Closing, good, valid and marketable title to the Company Common Stock.

      ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      Section 3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 3.2 Authorization; Validity of Agreement; Necessary Action. The Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors, rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      Section 3.3 No Violations. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby; and
 (ii) neither the execution and delivery of this Agreement by the Purchaser does, nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (x) conflict with or result in any breach of any organizational documents of the Purchaser, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

      ARTICLE 4.  CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES

      The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

      Section 4.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller or the Purchaser, as the case may be, in this Agreement shall be true and correct as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time.

      Section 4.2 No Prohibition. No court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which shall not have been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the Closing.

      ARTICLE 5.  MISCELLANEOUS

      Section 5.1 Survival. All representation and warranties contained herein shall survive the Closing.

      Section 5.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party (except that the Purchaser may assign its rights, interests and obligations to any of its affiliates without the consent of the Seller provided no such assignment shall relieve the Purchaser of any liability for any breach by such assignee). Sections 3 and 4 of the Voting and Stockholders Agreement, dated as of December 18, 1997, as amended and restated, among the Seller, the Company and the Purchaser ("Stockholders Agreement") shall become null and void upon the Closing hereunder.

      Section 5.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

      Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in the manner set forth in the Stockholders Agreement.

      Section 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 5.6 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

      Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

      Section 5.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 5.9 Adjustment Upon Changes in Capitalization. In the event of any change in the Company Common Stock by reason of any stock dividend, extraordinary dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the number of Shares, and the purchase prices therefor, shall be appropriately adjusted.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                           PX HOLDING CORPORATION

                           By:  /s/ Glenn P. Dickes
                              -------------------------------------
                           Name:  Glenn P. Dickes
                           Title: Vice President


                           WARBURG, PINCUS CAPITAL COMPANY, L.P.

                           By:  WARBURG, PINCUS & CO., ITS GENERAL
                                PARTNER

                           By:  /s/ Sidney Lapidus
                              ------------------------------------
                           Name:   Sidney Lapidus
                           Title:  Partner